EXHIBIT 5.1

January 29, 2004

Universal Health Services, Inc.

367 South Gulph Road

King of Prussia, Pensylvania 19406

Re: Universal Health Services, Inc.

Dear Sirs:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on behalf of Universal Health Services, Inc. (the “Company”), relating to (i) $14,000,000 of unsecured deferred compensation obligations (the “Employee Plan Obligations”) to be granted under the Universal Health Services, Inc. Amended and Restated Supplemental Deferred Compensation Plan (the “Employee Plan”) and (ii) $420,000 of unsecured deferred compensation obligations (the “Director Plan Obligations” and together with the Employee Plan Obligations, the “Obligations”) to be granted under the Universal Health Services, Inc. Deferred Compensation Plan for UHS Board of Directors (the “Director Plan” and together with the Employee Plan, the “Plans”).

As counsel for the Company, we have examined the Plans and such corporate records, other documents, and such questions of law as we have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that in our opinion, all necessary corporate proceedings by the Company have been duly taken to authorize the issuance of the Obligations pursuant to the Plans and that the Obligations being registered pursuant to the Registration Statement, when issued under the Plans in accordance with their respective terms, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and the terms of the respective Plans, subject to (i) bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally, and (ii) general principals of equity (regardless of whether such enforceability is considered in a proceeding in equity or law).

We hereby consent to the use of this opinion as a part of the Registration Statement and to the reference to our name under the heading “Interests of Named Experts and Counsel” set forth in the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

Very truly yours,

Fulbright & Jaworski L.L.P.